EXHIBIT NO. 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended September 30, 2004		Three Months Ended September 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,496	$1.62	5,817	$0.55

Diluted
Average Shares Outstanding	5,496		5,817
Common Stock Equivalents	162		102

	5,658	$1.59	5,919	$0.54

	Nine Months Ended September 30, 2003		Three Months Ended September 30, 2003
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	4,141	$1.46	5,012	$0.53

Diluted
Average Shares Outstanding	4,141		5,012
Common Stock Equivalents	166		168

	4,307	$1.43	5,180	$0.51